Exhibit 10.52

EXELON CORPORATION

EXECUTIVE DEATH BENEFITS PLAN

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EXELON CORPORATION

EXECUTIVE DEATH BENEFITS PLAN

ARTICLE 1

TITLE AND PURPOSE

The title of this plan shall be “Exelon Corporation Executive Death Benefits Plan.” The purpose of this Plan is to provide supplemental death benefits to selected executives of the Employers. The benefits made available under this Plan are in addition to any death benefits provided under other plans maintained by the Employers. The benefits provided under this Plan are welfare benefits, and the Plan is intended to be an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). These benefits shall be separate and apart from and not in any way dependent upon, connected to or related to any retirement benefits provided by the Employers and shall not be deemed to be benefits under an “employee pension benefit plan” as that term is defined in ERISA.

ARTICLE 2

DEFINITIONS

As used herein the following words and phrases shall when capitalized herein have the following respective meanings.

(A) Beneficiary. The person or persons entitled to receive a benefit under the Plan in the event of the death of a Participant, determined pursuant to Section 4.5 (relating to Beneficiary designation).

(B) Company. Exelon Corporation, a Pennsylvania corporation, or any corporation which shall succeed to the business of such corporation and adopt the Plan pursuant to Article 8 (relating to continuance by a successor).

(C) Effective Date. The effective date of the Plan shall be January 1, 2003.

(D) Employee. An individual whose relationship with an Employer is, under common law, that of an employee.

(E) Employer. The Company and each subsidiary or affiliate of the Company whose Executives are selected to participate in this Plan.

(F) Executive. An Employee who is in Band E7 or above.

(G) Final Base Salary. The regular base salary paid by an Employer to a Participant during the final year of such Participant’s employment by an Employer, increased by all amounts not includible in such Participant’s regular base salary solely on account of his or her election to have compensation reduced pursuant to any qualified cash or deferred arrangement described in section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) or a cafeteria plan as defined in section 125 of the Code, in either case, maintained by an Employer, but excluding amounts paid for overtime, payments made under an annual or quarterly incentive plan and any reimbursements or other allowances for automobile, relocation, travel or education expenses (even if includible in the Participant’s regular base salary).

(H) Participant. An Executive employed by the Company or one of its subsidiaries or affiliates designated as a Participant by the Board of Directors of the Company, or a duly authorized designee. The names of participants appear in Schedule A to the Plan.

(I) Plan. The plan herein set forth, as from time to time amended.

(J) Plan Administrator. The person designated as the Plan Administrator pursuant to Section 5.1 (A) or such other person, partnership or corporation designated by the Company.

(K) Policy. A life insurance policy on the life of a Participant pursuant to which the Company is designated as the beneficiary and which may be used to provide funds to the Company in order to provide the benefits under the Plan.

(L) Retirement. Termination of employment under circumstances that entitle a Participant to retiree medical benefits under the Exelon Corporation Employee’s Medical Expense Plan or termination or employment that is otherwise deemed by the Plan Administrator, in its sole discretion, to be a “retirement” for purposes of this Plan; provided that, in the event that a Participant terminates employment pursuant to a salary continuation program maintained by an Employer, such Participant shall not be considered to have terminated employment for purposes of this Plan or had a Retirement until payments under such salary continuation program cease.

(M) Target Incentive. The target award that is established for the Participant with respect to the final year of such Participant’s employment by an Employer under each incentive pay plan maintained by an Employer.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

Section 3.1. Eligibility. Individual participation in the Plan shall be determined in the sole and absolute discretion of the Senior Vice President and Chief Human Resources Officer of the Company, or his designee, and shall be limited to designated Executives. The Company in its sole and absolute discretion may determine that any individual is no longer eligible to participate in this Plan.

Section 3.2. Participation. Each Executive who is eligible to be a Participant hereunder shall be required as a condition of participation to execute such forms and documents as the Company or its duly authorized designee may require from time to time.

ARTICLE 4

AMOUNT AND PAYMENT OF BENEFITS

Section 4.1. Supplemental Death Benefits for Participant who Dies While Employed or While Receiving Salary Continuation Payments. In the event that a Participant dies while employed by an Employer or while receiving payments under a salary continuation program maintained by an Employer, the Participant’s Beneficiary shall receive a lump sum payment in an amount equal to the sum of:

(A) Two times the total of the Participant’s Final Base Salary and Target Incentive; and

(B) An amount (the “Gross-Up Payment”) such that after payment by the Participant’s Beneficiary of all taxes on benefits paid under this Plan, including, without limitation, any income taxes imposed upon the Gross-Up Payment, the Participant’s Beneficiary retains an amount of the Gross-Up Payment equal to all incomes taxes imposed upon the amount described in clause (A) above.

Section 4.2. Benefits for Participant who Dies After Retirement. Unless the Participant has received a distribution pursuant to Section 4.4 (relating to distribution of Policy) prior to his or her death, in the event that a Participant dies after Retirement, the Participant’s Beneficiary shall receive a lump sum payment in an amount equal to the sum of:

(A) The total of the Participant’s Final Base Salary and Target Incentive; and

(B) An amount (the “Gross-Up Payment”) such that after payment by the Participant’s Beneficiary of all taxes on benefits paid under this Plan, including, without limitation, any income taxes imposed upon the Gross-Up Payment, the Participant’s Beneficiary retains an amount of the Gross-Up Payment equal to all incomes taxes imposed upon the amount described in clause (A) above.

Section 4.3. Timing of Payment of Benefit. The lump sum payment payable under Section 4.1 or 4.2 shall be paid as soon as administratively practicable after the Company receives notice of the Participant’s death.

Section 4.4. Distribution of Policy. In the event that, after a Participant has a Retirement and prior to the Participant’s death, the Company holds a Policy insuring the Participant’s life, the Company may, in its sole discretion, distribute to the Participant the Policy as soon as practicable after the date the Policy is fully paid-up. Upon distribution of the Policy to a Participant, no benefits shall be payable under the Plan with respect to such Participant.

Section 4.5. Beneficiary Designation. Each Participant may designate one or more Beneficiaries to receive the benefits provided under this Plan in the event of his or her death. A Participant may from time to time, without the consent of any Beneficiary, change or cancel any such designation. Such designation and each change therein shall be made in the form prescribed by the Company and shall be filed with the Company. If no Beneficiary has been designated by a deceased Participant, or the designated Beneficiary has predeceased the Participant, any benefits payable under this Plan shall be paid (i) to the surviving spouse of such deceased Participant, if any, or (ii) if there shall be no surviving spouse, to the surviving children of such deceased Participant, if any, in equal shares, or (iii) if there shall be no surviving spouse or surviving children, to the executor or administrator of the estate of such deceased Participant, or (iv) if no executor or administrator shall have been appointed for the estate of such deceased Participant within six months following the date of the Participant’s death, in equal shares to the person or persons who would be entitled under the intestate succession laws of the state of the Participant’s domicile to receive the Participant’s personal estate. The marriage of a Participant shall be deemed to revoke any prior designation of a Beneficiary made by him or her and a divorce shall be deemed to revoke any prior designation of the Participant’s divorced spouse if written evidence of such marriage or divorce shall be received by the Company before distribution shall have been made in accordance with such designation. If, within a period of three years following any Participant’s death, the Company in the exercise of reasonable diligence has been unable to locate the person or persons entitled to benefits under the plan in respect of such Participant, the rights of such person or persons shall be forfeited and the Company shall pay such benefit or benefits to the person or persons next entitled thereto under the succession prescribed by this Section.

Section 4.6. No Benefits if Employment Terminates for any Reason other than Death Prior to Retirement. If a Participant’s employment is terminated, either by an Employer or by the Participant for any reason other than death or Retirement, no benefits shall be paid under this Plan to the Participant or his or her Beneficiary.

ARTICLE 5

ADMINISTRATION

Section 5.1. In General. (A) The Company shall be the named fiduciary of the Plan. The Vice President, Employee Health and Benefits of the Company shall be the Plan Administrator of this Plan and shall be responsible for the administration of the provisions of the Plan.

(B) The Plan Administrator shall have the duty and authority to interpret and construe the Plan in regard to all questions of the status and rights of Participants and other persons under the Plan and the manner, time, and amount of payment of any distributions under the Plan. Benefits shall be paid under the Plan to a Participant or Beneficiary only if the Plan Administrator, in its sole discretion, determines that such Participant or Beneficiary is entitled to them. Decisions by the Plan Administrator shall be final and binding upon all parties to the extent permitted by law. Each Employer shall, from time to time, upon request of the Plan Administrator, furnish to the Plan Administrator such data and information as the Plan Administrator shall require in the performance of its duties.

(C) The Company may designate any person, partnership or corporation to carry out any of the responsibilities of the Plan Administrator. Any such designation shall be reduced to writing and such writing shall be kept with the records of the Plan. The Plan Administrator may employ accountants, counsel, and other consultants and may employ clerical assistance as it may require in carrying out the provisions of this Plan.

(D) The Board of Directors of the Company, or its designee, shall have the authority in its discretion to identify the Executives of each of the Employers who are eligible to participate in this Plan.

Section 5.2. Claims Procedure. Any Beneficiary who believes he or she is entitled to benefits in an amount greater than those which he or she has received or any Participant who believes he or she is entitled to a distribution of an insurance policy that he or she has not received may file a claim with the Plan Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Plan Administrator shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give notice to the claimant, either in writing by registered or certified mail or in an electronic notification, of the Plan Administrator’s decision with respect to the claim. Any electronic notice delivered to the claimant shall comply with the standards imposed by applicable Regulations. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The notice of the decision of the Plan Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, the Plan Administrator shall notify the claimant of the adverse benefit determination and shall set forth the specific reasons for the adverse determination, the references to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and a description of the claim review procedure under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review. The Plan Administrator shall also advise the claimant that the claimant or the claimant’s duly authorized representative may request a review by the Senior Vice President and Chief Administrative Officer of the Company of the adverse benefit determination by filing with the Senior Vice President and Chief Administrative Officer of the Company, within 60 days after receipt of a notification of an adverse benefit determination, a written request for such review. The claimant shall be informed that, within the same 60-day period, he or she (a) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (b) may submit to the Senior Vice President and Chief Administrative Officer of the Company written comments, documents, records and other information relating to claim for benefits. If a request is so filed, review of the adverse benefit determination shall be made by the Senior Vice President and Chief Administrative Officer of the Company within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the Senior Vice President and Chief Administrative Officer of the Company’s final decision. If the Senior Vice President and Chief Administrative Officer of the Company determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Senior Vice President and Chief Administrative Officer of the Company expects to render the determination on review. The review of the Senior Vice President and Chief Administrative Officer of the Company shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the final decision shall include specific reasons for the determination and references to the specific Plan provisions on which the determination is based and shall be written in a manner calculated to be understood by the claimant.

Section 5. 3. Notices and Other Communications. All notices, reports and statements given, made, delivered or transmitted to a Participant, Beneficiary or any other person entitled to or claiming benefits under the Plan shall be deemed to have been duly given, made or transmitted when mailed by first class mail with postage prepaid and addressed to the Participant, Beneficiary or such person at the address last appearing on the records of the Company. A Participant, Beneficiary or other person may record any change of his address from time to time by written notice filed with the Company.

Written directions, notices and other communications from Participants, Beneficiaries or any other person entitled to or claiming benefits under the Plan to the Employers or the Company shall be deemed to have been duly given, made or transmitted either when delivered to such location as shall be specified upon the forms prescribed by the Company for the giving of such directions, notices and other communications or when mailed by first class mail with postage prepaid and addressed as specified upon such forms.

Section 5. 4. Records. The Company shall keep a record of all of its proceedings and shall keep or cause to be kept all books of account, records and other data as may be necessary or advisable in its judgment for the administration of the Plan.

ARTICLE 6

MISCELLANEOUS

Section 6.1. Non-Assignability. It is a condition of the Plan, and all rights of each Participant and any other person entitled to benefits hereunder shall be subject thereto, that no right or interest of any Participant or such other person in the Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy, but excluding rights or interests arising by reason of death or mental incompetency, and no right or interest of any Participant or other person in the Plan shall be liable for, or subject to, any obligation or liability of such Participant or other person, including claims for alimony or the support of any spouse or child.

Section 6.2. Company as Agent for Employers. Each Employer agrees that the Company shall act as such Employer’s agent in respect of the Plan to exercise on its behalf all of the powers and authorities hereby conferred upon the Company by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan.

Section 6.3. Employment Non-Contractual. The Plan shall not be interpreted as conferring any right upon any Employee to continue in employment.

Section 6.4. Unfunded Benefits. Nothing in this Plan shall be interpreted as requiring any Employer to set aside any of its assets for the purpose of funding its obligation under this Plan. No person entitled to benefits under this Plan shall have any right, title or claim in or to any specific assets of any Employer, but shall have the right only as a general creditor of his Employer to receive benefits from his Employer on the terms and conditions herein provided. Notwithstanding the foregoing, the Company may, in order to provide funds to the Company to satisfy its obligations hereunder, purchase a policy insuring the life of each Participant pursuant to which the Company is the beneficiary of proceeds thereunder. Except as provided in Section 4.4 (relating to distribution of Policy), no Participant or Beneficiary shall have any rights whatsoever with respect to any such Policies.

Section 6.5. Governing Law. This Plan shall be construed and enforced under the laws of the State of Illinois.

Section 6.6. Gender and Plurals. Wherever used in the plan, words of the masculine gender shall include both the masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

ARTICLE 7

AMENDMENT

Section 7.1. Amendment. The Company may at any time and from time to time amend or modify the Plan by written instrument duly adopted by the Board of Directors of the Company. Any such amendment or modification shall become effective on or as of such date as the Company shall determine and may apply to Participants in the Plan and their Beneficiaries at the effective date thereof as well as to future Participants and their Beneficiaries, provided, however, that no such amendment shall adversely affect the rights under the Plan of any person to receive or be entitled to receive benefits such person has accrued under the Plan as of the date the amendment is adopted.

Section 7.2. Termination of the Plan. The Company may at any time terminate the Plan by resolution adopted by its Board of Directors to that effect, provided, however, that such termination shall not adversely affect the rights under the Plan of any person to receive or be entitled to receive benefits such person has accrued under the Plan as of the date the resolution is adopted.

ARTICLE 8

CONTINUANCE BY A SUCCESSOR

In the event that any Employer shall be reorganized by way of merger, consolidation, transfer of assets or otherwise, so that another corporation other than an Employer shall succeed to all or substantially all of such Employer’s business, such successor corporation may be substituted for such Employer under the Plan by adopting the Plan. If, within 90 days following the effective date of any such reorganization, such successor corporation shall not have elected to become a party to the Plan, or if the Employer shall adopt a plan of complete liquidation other than in connection with a reorganization, the Plan shall be automatically terminated with respect to Employees of such Employer as of the close of business on the 90th day following the effective date of such reorganization or as of the close of business on the date of adoption of such plan of complete liquidation.

IN WITNESS WHEREOF, Exelon Corporation has caused this Plan to be executed by its duly authorized officers on this 18th day of December, 2003.

EXELON CORPORATION

By:	/s/ S. Gary Snodgrass
Title:	Senior Vice President
Chief Human Resources Officer

Attest:

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